Exhibit 4.4

SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

Angel Oak Mortgage REIT, Inc., a Maryland corporation (referred to herein as “we”, “us”, “our” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, $0.01 par value per share (the “common stock”) and (ii) our 9.500% Senior Notes due 2029 (the “2029 Senior Notes”).

Common Stock

The following description of our common stock is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to applicable Maryland law and to the provisions of our charter (our “charter”), and our Fourth Amended and Restated Bylaws (our “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part. We encourage you to read our charter, bylaws and the applicable provisions of Maryland Law for additional information. The term “stock” refers, unless the context requires otherwise, to all classes or series of stock of the Company.

General

Our charter authorizes us to issue up to 350,000,000 shares of our common stock, and 100,000,000 shares of preferred stock, $0.01 par value per share.

Under Maryland law, a stockholder generally is not liable for our debts or obligations solely as a result of that stockholder’s status as a stockholder.

Voting Rights

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of holders of our common stock, including the election of directors. Cumulative voting in the election of our directors is not permitted. Our directors are elected by a plurality of the votes cast at a meeting at which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares are not able to elect any directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power.

Dividends

Subject to the preferential rights of any other class or series of shares of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, common stockholders are entitled to receive distributions when and as authorized by our Board of Directors and declared by us out of assets legally available for the payment of dividends.

Liquidation

Holders of shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Rights and Preferences

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to purchase or subscribe for any shares of our stock. Our charter provides that holders of our common stock generally have no appraisal rights unless our Board of Directors determines that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise such rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, all shares of our common stock have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another form of entity, engage in a statutory share exchange or engage in similar transactions unless such transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors and the vote required to amend these provisions. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by Angel Oak Mortgage Operating Partnership, LP or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Shares of Our Stock; Issuance of Additional Shares

Our charter authorizes our Board of Directors to reclassify any unissued shares of our common stock into other classes or series of stock, including classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series. Thus, our Board of Directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests. In addition, a majority of our entire Board of Directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

Restrictions on Ownership and Transfer of Shares

In order for us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986 (the “Code”), shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specific entities) at any time during the last half of a taxable year (other than the first year for which an election to be considered a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of our charter provide that, subject to the exceptions described below, no person may beneficially or constructively own (1) shares of common stock in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock or (2) shares of stock in excess of 9.8% in value of the outstanding shares of our stock. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value of our outstanding shares of stock and thereby violate the applicable ownership limit.

Our charter provides that our Board of Directors, subject to certain limits, upon receipt of such representations and agreements as our Board of Directors may require, may prospectively or retroactively exempt a person from either or both of the ownership limits and establish a different limit on ownership for such person.

As a condition of granting an exception, our Board of Directors may require a ruling of the Internal Revenue Service (the “IRS”) or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors, as our Board of Directors may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Notwithstanding the receipt of any ruling, opinion, representation or agreement, our Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such an exception.

Our Board of Directors may, in its sole and absolute discretion, increase or decrease one or both of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further direct or indirect acquisition of shares of our stock (other than by a previously-exempted person) will violate the decreased ownership limit. Our Board of Directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, without limitation, the beneficial or constructive ownership of shares of our stock that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any of the gross income requirements imposed by Section 856(c) of the Code); and

•any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our Board of Directors determines, in its sole and absolute discretion, that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT or that compliance with any such restriction is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our Board of Directors, would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would cause us to fail to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trust. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to the trust as described above must be repaid to the trust upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, regardless of any action or inaction by our Board of Directors, and the intended transferee will acquire no rights in the shares. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, if the transfer or other event that resulted in the transfer of the shares to the trust did not involve a sale of the shares at market price (as such term is defined in our charter), the last market price of the shares on the day of such event) and (2) the market price on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the trust by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trust and pay the amount of such reduction to the trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the charitable trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other amounts held by the charitable trustee with respect to such shares will be paid to the charitable beneficiary.

Within 20 days of receiving notice from us of the transfer of shares to the trust, the charitable trustee must sell the shares to a person or persons designated by the charitable trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the interest of the charitable beneficiary in the shares will terminate and the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the transfer or other event that resulted in the transfer of the shares to the trust did not involve a sale of the shares at market price, the market price of the shares on the date of the event causing the transfer or other event) and (2) the price per share (net of commissions and other expenses of sale) received by the charitable trustee for the sale or other disposition of the shares. The charitable trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trust. Any net sales proceeds in excess of the amount payable to the prohibited owner and any other amounts held by the trust with respect to such shares will be immediately paid to the charitable beneficiary. In addition, if prior to discovery by us that shares of our stock have been transferred to the trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trust upon demand.

The charitable trustee will be appointed by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trust will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and the charitable trustee may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the charitable trustee may, at the charitable trustee’s sole and absolute discretion:

•rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the charitable trustee may not rescind and recast the vote.

If our Board of Directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our Board of Directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, without limitation, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us in writing with any additional information that we may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits and the other restrictions on ownership and transfer of our stock set forth in our charter. In addition, any person that is an actual, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial owner or constructive owner must disclose to us in writing such information as we may request in order to determine our status as a REIT and comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above or, in lieu of a legend, a statement that we will furnish a full statement about certain restrictions on ownership and transfer of shares to a stockholder on request and without charge.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is currently Broadridge Financial Solutions, Inc.

Listing

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AOMR.”

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our Board of Directors

Under our charter and bylaws, the number of our directors may be established, increased or decreased only by a majority of our entire Board of Directors but may not be fewer than the minimum number required under the Maryland General Corporation Law (the “MGCL”) (which is one) nor, unless our bylaws are amended, more than 15. Our charter and bylaws also provide that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, any and all vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and, if our Board of Directors is classified, any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve for a term ending at the next annual meeting of stockholders and when his or her successor is duly elected and qualifies. Our directors are elected by a plurality of the votes cast at a meeting at which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares of our common stock will not be able to elect any directors. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For this purpose, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our Board of Directors to fill vacancies on our Board of Directors, preclude stockholders from removing incumbent directors except for “cause” and with a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Maryland Business Combination Act

Under the Maryland Business Combination Act (the “MBCA”), “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder, as such terms are defined in the

MBCA, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the MBCA if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

The MBCA does not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MBCA) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MBCA do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MBCA, our Board of Directors has adopted a resolution exempting any business combination between us and any other person or group of persons from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us. As a result, any person will be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. There is no assurance that our Board of Directors will not amend or revoke this exemption in the future.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act (the “MCSAA”) provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct the exercise of voting power in electing directors within one of the following ranges:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MCSAA), may compel the board of directors of the Maryland corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the MCSAA, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The MCSAA does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the MCSAA any and all control share acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following five provisions:

•a classified board of directors;

•a two-thirds vote requirement for removing a director;

•a requirement that the number of directors may be fixed only by vote of the directors;

•a requirement that a vacancy on the board of directors may be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•a majority requirement for the calling of a special meeting of stockholders.

Pursuant to our charter, we have made an election to be subject to the provisions of Subtitle 8 that provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, any and all vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and, if our Board of Directors is classified, any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship of the class in which the vacancy occurred and until a successor is duly elected and qualifies. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our Board of Directors without stockholder approval. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our Board of Directors the exclusive power to fix the number of directors, (2) require, unless called by our Chairman of our Board of Directors, our Chief Executive Officer, our President or our Board of Directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders and (3) provide that a director may be removed only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Amendments to Our Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. However, under Maryland law, certain ministerial amendments to our charter may be approved by our Board of Directors without stockholder action.

If our Board of Directors declares the amendment advisable, our charter may be amended by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter, except that the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors and the vote required to amend these provisions.

Our Board of Directors is vested with the power to alter or repeal any provision of our bylaws and to adopt new bylaws. In addition, to the extent permitted by law, our stockholders may alter or repeal any provision of our bylaws and adopt new bylaw provisions if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our Board of Directors. Special meetings of stockholders may be called by our Chairman of our Board of Directors, our Chief Executive Officer, our President or our Board of Directors. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such reasonably estimated cost before our Secretary may prepare and deliver the notice of the special meeting.

Corporate Opportunities

Our charter provides that, to the maximum extent permitted from time to time by Maryland law, if any of our directors or officers who is also an officer, director, employee, agent, partner, manager, member or stockholder of Angel Oak Capital Advisors, LLC or its affiliates (“Angel Oak”) acquires knowledge of a potential business opportunity, we renounce any potential interest or expectation in, or right to be offered or to participate in, such business opportunity, unless such director or officer became aware of such business opportunity as a direct result of his or her capacity as our director or officer and (1) we are financially able to undertake such business opportunity, (2) we are not prohibited by contract or applicable law from pursuing or undertaking such business opportunity, (3) such business opportunity, from its nature, is in line with our business, (4) such business opportunity is of practical advantage to us and (5) we have an interest or reasonable expectancy in such business opportunity (a “Retained Opportunity”). Accordingly, except for Retained Opportunities, to the maximum extent permitted from time to time by Maryland law and our charter, none of our directors or officers who is also an officer, director, employee, agent, partner, manager, member or stockholder of Angel Oak is required to present, communicate or offer any business opportunity to us and can hold and exploit any business opportunity, or direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election as directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•pursuant to our notice of the meeting;

•by or at the direction of our Board of Directors; or

•by a stockholder who was a stockholder of record at the record date set by our Board of Directors for the meeting, at the time of giving of notice by the stockholder of the meeting and at the time of the annual meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws.

Our bylaws further provide that, with respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the special meeting of stockholders, and nominations of individuals for election as directors may be made only:

•by or at the direction of our Board of Directors; or

•provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our Board of Directors for the meeting, at the time of giving of the notice required by our bylaws and at the time of the special meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our Board of Directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our Board of Directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our Board of Directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action, if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our Board of Directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, the supermajority vote and cause requirements to remove directors, our election to be subject to the provision of Subtitle 8 vesting in our Board of Directors the exclusive power to fill vacancies on our Board of Directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of us. Likewise, if our Board of Directors were to elect to be subject to the business combination provisions of the MBCA or if the provision in our bylaws opting out of the control share acquisition provisions of the MCSAA were amended or rescinded, the provisions of the MBCA and MCSAA could have similar anti-takeover effects.

Further, our Board of Directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series of stock that we have authority to issue, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and to issue the classified or reclassified shares, and could authorize the issuance of shares of common stock or shares of another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions can be taken without action by our stockholders, unless stockholder approval is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. We believe that the power of our Board of Directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and to issue the classified or reclassified shares provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of directors may be established only by our Board of Directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Meetings of Stockholders” and “—Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions help to assure the continuity and stability of our business strategies and policies as determined by our Board of Directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our Board of Directors with their own nominees and could delay, defer or prevent a change in control of us, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (1) any Internal Corporate Claim, as such term is defined in the MGCL, (2) any derivative action or proceeding brought on our behalf, other than actions arising under U.S. federal securities laws, (3) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (4) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (5) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless we consent to such court. This provision does not apply to any action or proceeding under federal securities laws or claims arising under the Securities Act of 1933, as amended

(the “Securities Act”), the Exchange Act or any other claim over which U.S. federal courts have exclusive jurisdiction.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•was committed in bad faith; or

•was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it is ultimately determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, real estate investment trust, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses vest immediately upon an individual’s election as a director or officer. Our charter also permits us, with the approval of our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

REIT Qualification

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT.

Description of the 2029 Senior Notes

The following description of the 2029 Senior Notes is a summary and does not purport to be complete. The particular terms of the 2029 Senior Notes are subject to and qualified in their entirety by reference to the provisions of the 2029 Senior Notes and of the indenture (as defined below) governing the 2029 Senior Notes. The indenture and a form of the 2029 Senior Notes are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.
For purposes of the description below, references to “we,” “our,” “our company” and “us” refer solely to Angel Oak Mortgage REIT, Inc. and not to its subsidiaries. References to the “Guarantor” or to the “Operating Partnership” refer to Angel Oak Mortgage Operating Partnership, LP and not to any of its subsidiaries. References to the “trustee” in this “Description of the 2029 Senior Notes” section refer to U.S. Bank Trust Company, National Association, as trustee.

Please refer to the section captioned “—Definitions” below for the definitions of certain capitalized terms used in this section not otherwise defined.
General

The 2029 Senior Notes are a single series of debt securities issued under an indenture, dated as of July 25, 2024, as supplemented by the first supplemental indenture thereto, in each case among us, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (collectively the “indenture”), in an aggregate principal amount of $50.0 million. The 2029 Senior Notes were issued only in fully registered form without coupons, in minimum denominations of $25 and integral multiples of $25 in excess thereof. The 2029 Senior Notes are, and shall only be, evidenced by one or more global notes in book-entry only form, except under the limited circumstances described under “—Certificated Notes.” The principal of, and premium, if any, and interest on, the 2029 Senior Notes will be payable in U.S. dollars. The registered holder of a 2029 Senior Note will be treated as its owner for all purposes.
The 2029 Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor. See “—Guarantee” below.
The 2029 Senior Notes are not convertible into, or exchangeable for, shares of our common stock or any other securities.

Ranking

The 2029 Senior Notes:

•are our senior direct unsecured obligations;

•rank equal in right of payment to any of our existing and future unsecured and unsubordinated indebtedness;

•are effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) and (to the extent not held by us) preferred stock, if any, of our subsidiaries other than the Guarantor and of any entity we account for using the equity method of accounting.

Our subsidiaries are separate and distinct legal entities and, except for the Guarantor that guarantees the 2029 Senior Notes, have no obligation, contingent or otherwise, to pay any amounts due on the 2029 Senior Notes or to make any funds available to us for payment on the 2029 Senior Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on their earnings, cash flows and financial condition and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.
Guarantee

The Guarantor fully and unconditionally guarantees our obligations under the 2029 Senior Notes, including the due and punctual payment of principal of, premium, if any, and interest on the 2029 Senior Notes, whether at stated maturity, upon acceleration, call for redemption or otherwise. Under the terms of the guarantee, holders of the 2029 Senior Notes will not be required to exercise their remedies against us before they proceed directly against the Guarantor. The Guarantor’s obligations under the guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor, not result in the obligations of the Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
The guarantee is a senior unsecured obligation of the Guarantor. The guarantee:

•ranks equal in right of payment to any of the Guarantor’s existing and future unsecured and unsubordinated indebtedness and guarantees of the Guarantor;

•is effectively subordinated in right of payment to any of the Guarantor’s existing and future secured indebtedness and secured guarantees to the extent of the value of the assets securing such indebtedness or guarantees; and

•is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) and (to the extent not held by the Guarantor) preferred stock, if any, of the Guarantor’s subsidiaries and of any entity the Guarantor accounts for using the equity method of accounting.

Additional Notes
The series of debt securities of which the 2029 Senior Notes are a part may be reopened and we may, from time to time, issue additional debt securities of the same series ranking equally and ratably with the 2029 Senior Notes and with terms identical to the 2029 Senior Notes, except with respect to issue date, issue price and, if applicable, the date from which interest will accrue, without notice to, or the consent of, any of the holders of the 2029 Senior Notes, provided that if any such additional debt securities are not fungible with the 2029 Senior Notes for U.S.

federal income tax purposes, such additional debt securities will have separate CUSIP and ISIN numbers from the 2029 Senior Notes. The additional debt securities will carry the same right to receive accrued and unpaid interest on the 2029 Senior Notes, and such additional debt securities will form a single series of debt securities with the 2029 Senior Notes.
Interest

The 2029 Senior Notes bear interest at the rate of 9.500% per annum from, and including, the date of issuance, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date or earlier redemption date, as the case may be. Interest is payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on October 30, 2024, to the persons in whose names the 2029 Senior Notes are registered at the close of business on January 15, April 15, July 15 and October 15, as the case may be, immediately before the relevant interest payment date. All payments will be made in U.S. dollars.
Interest payments are made only on a Business Day (as defined below). If any interest payment is due on a non-Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a Default (as defined below) under the 2029 Senior Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.
Interest on the 2029 Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30 day months.
Maturity

The 2029 Senior Notes will mature on July 30, 2029 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee, unless earlier redeemed by us at our option as described herein under “—Optional Redemption of the 2029 Senior Notes.” The 2029 Senior Notes will not be entitled to the benefits of, or be subject to, any sinking fund.
The 2029 Senior Notes will not be subject to repayment at the option of the holder prior to the stated maturity date.
Optional Redemption of the 2029 Senior Notes

On or after July 30, 2026, we may redeem for cash all or any portion of the 2029 Senior Notes, at our option, at a redemption price equal to 100% of the principal amount of the 2029 Senior Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
Notwithstanding the foregoing, interest due on an interest payment date falling on or prior to a redemption date will be payable to holders at the close of business on the record date for such interest payment date.
We are required to give notice of such redemption not less than 30 days nor more than 60 days prior to the redemption date to each holder, in accordance with the procedures of The Depository Trust Company (“DTC”).
If less than all of the outstanding 2029 Senior Notes are to be redeemed at our option, the trustee will select, on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by DTC (or relevant depositary) for global notes, which is currently by lot, in minimum denominations of $25 and integral multiples of $25 in excess thereof.
In the event of any redemption of the 2029 Senior Notes, we will not be required to:

•issue or register the transfer or exchange of any 2029 Senior Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the 2029 Senior Notes selected for redemption and ending at the close of business on the day of such mailing; or

•register the transfer or exchange of any 2029 Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any 2029 Senior Notes being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the 2029 Senior Notes on the redemption date, then on and after such date:

•such 2029 Senior Notes will cease to be outstanding;

•interest on such 2029 Senior Notes will cease to accrue;

•such 2029 Senior Notes will cease to be entitled to any benefit or security under the indenture (unless we default in the payment of the redemption price); and

•all rights of holders of such 2029 Senior Notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the 2029 Senior Notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

We will not redeem the 2029 Senior Notes on any date the principal amount of the 2029 Senior Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

Certain Covenants

The indenture contains the following covenants:

Existence. Except as permitted under the provisions of the indenture described under the caption “—Merger, Consolidation or Sale” and “—Merger, Consolidation or Sale of the Guarantor,” each of our company and the Guarantor must preserve and keep in full force and effect its respective existence, rights (charter and statutory) and franchises. Neither our company nor the Guarantor is required to preserve any right or franchise if we or the Guarantor, as the case may be, determine that the preservation of that right or franchise is no longer desirable in the conduct of our or the Guarantor’s business, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the holders of the 2029 Senior Notes.

Payment of Taxes and Other Claims. Each of our company and the Guarantor must pay or discharge, or cause to be paid or discharged, before the same become delinquent:

•all of its respective taxes, assessments and governmental charges levied or imposed upon us or the Guarantor, as the case may be, or any of its respective subsidiaries or upon the income, profits or property of our company or the Guarantor, as the case may be, or any of our or the Guarantor’s respective subsidiaries; and

•all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of our company or the Guarantor, as the case may be, or any of our or the Guarantor’s respective subsidiaries.

However, neither us nor the Guarantor will be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or to the extent the non-payment thereof could not reasonably be expected to have a material adverse effect on us or the Guarantor, as the case may be.

Provision of Financial Information. We will, so long as any 2029 Senior Notes are outstanding, deliver to the trustee within 15 days after we file them with the Securities and Exchange Commission (the “SEC”) copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If we are not so required to file such reports with the SEC under said Sections, then we will be required to file with the trustee and the SEC, in accordance with the rules and regulations prescribed by the SEC, such of the supplementary and periodic reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations. Reports, information and documents filed with the SEC via the SEC’s EDGAR system will be deemed to be delivered to the trustee as of the time of such filing via the SEC’s EDGAR system for purposes of the indenture, provided, however, that the trustee will have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via the SEC’s EDGAR system.

Delivery of reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of the foregoing will not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants.
Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our option to redeem the 2029 Senior Notes as described above, we will make an offer to each holder of 2029 Senior Notes to repurchase all or any part (in a principal amount of $25 and integral multiples of $25 in excess thereof) of that holder’s 2029 Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of 2029 Senior Notes repurchased plus any accrued and unpaid interest on the 2029 Senior Notes repurchased to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, we will give notice to each holder with copies to the trustee and the paying agent (if other than the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase 2029 Senior Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2029 Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the 2029 Senior Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the 2029 Senior Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, we will, to the extent lawful:
•accept for payment all 2029 Senior Notes or portions of 2029 Senior Notes properly tendered pursuant to our offer;

•deposit with the trustee an amount equal to the aggregate purchase price in respect of all 2029 Senior Notes or portions of 2029 Senior Notes properly tendered; and

•deliver or cause to be delivered to the trustee the 2029 Senior Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of 2029 Senior Notes being purchased by us.

We will not be required to make an offer to repurchase the 2029 Senior Notes upon a Change of Control Repurchase Event if (i) we or our successor delivered a notice to redeem in the manner, at the times and otherwise in compliance with the optional redemption provision described above prior to the occurrence of the Change of Control Repurchase Event or (ii) a third party makes an offer in respect of the 2029 Senior Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all 2029 Senior Notes properly tendered and not withdrawn under its offer.
There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of 2029 Senior Notes tendered. Our failure to repurchase the 2029 Senior Notes upon a Change of Control Repurchase Event would result in a default under the indenture. If the holders of the 2029 Senior Notes exercise their right to require us to repurchase the 2029 Senior Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could result in defaults under other debt instruments to which we are or could become party, including the acceleration of the payment of any borrowings thereunder. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of our other debt and the 2029 Senior Notes.
No Protection in the Event of a Change of Control

Other than as described above under “—Offer to Repurchase Upon a Change of Control Repurchase Event” above, the 2029 Senior Notes do not contain any provisions that may afford holders of the 2029 Senior Notes protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of the 2029 Senior Notes.
Merger, Consolidation or Sale

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (such person, a “successor person”), unless:

(a)we are the surviving entity or the successor person (if other than Angel Oak Mortgage REIT, Inc. or the Operating Partnership, as the case may be) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the 2029 Senior Notes and under the indenture; and

(b)immediately after giving effect to the transaction, no Default or Event of Default (as defined below) shall have occurred and be continuing.

We must deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and any supplemental indenture comply with the indenture.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the 2029 Senior Notes and the indenture.
Merger, Consolidation or Sale of the Guarantor

The indenture provides that the Guarantor may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties to, any other person, unless:

(a)the Guarantor will be the continuing entity, or the successor entity (if other than such Guarantor) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume the obligations of such Guarantor under the guarantee and the due and punctual performance and observance of all of the covenants and conditions in the indenture; and

(b)immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

The Guarantor must deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and any supplemental indenture comply with the indenture.
Notwithstanding the above, any subsidiary of any Guarantor may consolidate with, merge into or transfer all or part of its properties to such Guarantor and neither an officers’ certificate nor an opinion of counsel will be required to be delivered.
In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which the applicable Guarantor is not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of such Guarantor, and such predecessor Guarantor shall be released from all obligations and covenants under the indenture; provided, however, that such predecessor Guarantor shall not be relieved from the obligation, if any, to guarantee the payment of the principal of and interest on the 2029 Senior Notes series except in the case of a consolidation, merger, sale, conveyance or transfer of all or substantially all of the property of such Guarantor that is subject to, and that complies with, the provisions described in the immediately preceding paragraphs.
Events of Default

The indenture provides that the following events are “Events of Default” with respect to the 2029 Senior Notes:
•default for 30 days in the payment of any installment of interest under the 2029 Senior Notes;

•default in the payment of the principal amount or any other portion of the repurchase or redemption price due with respect to the 2029 Senior Notes, when the same becomes due and payable;

•failure by us or, if applicable, the Guarantor, to comply with any of our or the Guarantor’s other agreements in the 2029 Senior Notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in principal amount of the 2029 Senior Notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receives such notice;

•default under any bond, debenture, note or other evidence of indebtedness of our company or the Guarantor or under any mortgage, indenture or other instrument (in each case, other than non-recourse debt) of our company or the Guarantor under which there may be issued or by which there may be secured or evidenced any indebtedness of our company or the Guarantor, as the case may be (or by any subsidiary of our company or the Guarantor, as the case may be, the repayment of which our company or the Guarantor has guaranteed or for which our company or the Guarantor is directly responsible or liable as obligor or guarantor), which results in the acceleration of indebtedness in an aggregate principal amount exceeding $25,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the indenture;

•the guarantee of the Guarantor ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the indenture or its guarantee, except by reason of the release of such guarantee in accordance with provisions of the indenture; or

•certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of our company, the Guarantor or of any significant subsidiary of our company as defined in Regulation S-X promulgated under the Securities Act, or all or substantially all of their respective property.

If an Event of Default under the indenture with respect to the 2029 Senior Notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to our company or the Guarantor, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding 2029 Senior Notes may declare the principal amount of, premium, if any, and accrued and unpaid interest on all of the 2029 Senior Notes to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the 2029 Senior Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in principal amount of outstanding 2029 Senior Notes may waive all defaults or Events of Default and rescind and annul such declaration and its consequences if:
•we have deposited with the trustee all required payments of the principal of, and premium, if any, and interest on, the 2029 Senior Notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•all Events of Default with respect to the 2029 Senior Notes, other than the non-payment of accelerated principal of (or specified portion thereof), or premium, if any, and interest on, the 2029 Senior Notes that have become due solely because of such acceleration, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of at least a majority in principal amount of the outstanding 2029 Senior Notes may waive any past default with respect to the 2029 Senior Notes and its consequences, except a default:

•in the payment of the principal of, or interest on, the 2029 Senior Notes, unless such default has been cured and we shall have deposited with the trustee all required payments of the principal of, and interest on, the 2029 Senior Notes; or

•in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding 2029 Senior Note affected thereby.

The indenture provides that the trustee is required to give notice to the holders of the 2029 Senior Notes of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the 2029 Senior Notes of any default with respect to the 2029 Senior Notes (except a default in the payment of the principal of, or premium, if any, or interest on the 2029 Senior Notes) if the trustee considers the withholding to be in the interest of the holders.
The indenture provides that no holder of the 2029 Senior Notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding 2029 Senior Notes, as well as an offer of indemnity or security satisfactory to the trustee. This provision will not prevent, however, any holder of the 2029 Senior Notes from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on, the 2029 Senior Notes at the respective due dates thereof.
The trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the 2029 Senior Notes then outstanding under the indenture, unless the holders shall have offered, and, if requested, provided to the trustee security or indemnity satisfactory to the trustee. The holders of at least a majority in principal amount of the outstanding 2029 Senior Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the 2029 Senior Notes not joining therein provided, however, that the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction (it being expressly understood that the trustee shall not have an affirmative duty to ascertain whether such action is prejudicial).
Within 120 days after the close of each fiscal year, we must deliver a certificate of our principal executive officer, principal financial officer or principal accounting officer certifying to the trustee whether or not such officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.
Modification, Waiver and Meetings

Modifications and amendments of the indenture with respect to the 2029 Senior Notes are permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding 2029 Senior Notes; provided, however, that no modification or amendment may, without the consent of each holder affected:
•reduce the principal amount of the 2029 Senior Notes whose holders must consent to an amendment, supplement or waiver;

•reduce the rate of or extend the time for payment of interest (including default interest) on the 2029 Senior Notes;

•reduce the principal of, or premium, if any, on, or change the fixed maturity of, the 2029 Senior Notes;

•reduce any redemption price or Change of Control Repurchase Event repurchase price of any 2029 Senior Note or amend or modify, in any manner adverse to the holders of 2029 Senior Notes, our right to redeem the 2029 Senior Notes or our obligation to repurchase the 2029 Senior Notes in connection with a Change of Control Repurchase Event, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•waive a default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the 2029 Senior Notes (except a rescission of acceleration of the 2029 Senior Notes by the holders of at least a majority in aggregate principal amount of the then outstanding 2029 Senior Notes and a waiver of the payment default that resulted from such acceleration);

•make the principal of, or premium, if any, or interest on, the 2029 Senior Notes payable in currency other than that stated in the 2029 Senior Notes;

•make any change to certain provisions of the indenture relating to, among other things, the right of holders of the 2029 Senior Notes to receive payment of the principal of, or premium, if any, or interest on, the 2029 Senior Notes and to institute suit for the enforcement of any such payment and to waivers or amendments;

•waive a redemption payment with respect to the 2029 Senior Notes; or

•release the Guarantor as a guarantor of the 2029 Senior Notes other than as provided in the indenture or modify the guarantee in any manner adverse to the holders of the 2029 Senior Notes.

Notwithstanding the foregoing, modifications and amendments of the indenture with respect to the 2029 Senior Notes will be permitted to be made by us, the Guarantor and the trustee without the consent of any holder of the 2029 Senior Notes for any of the following purposes:

•to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the 2029 Senior Notes in any material respect;

•to evidence a successor to us as obligor or the Guarantor as guarantor under the indenture with respect to the 2029 Senior Notes;
•to make any change that does not adversely affect the interests of the holders of any 2029 Senior Notes then outstanding;

•to provide for the issuance of additional 2029 Senior Notes in accordance with the limitations set forth in the indenture;

•to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•to reflect the release of the Guarantor, as guarantor, in accordance with the provisions of the indenture;

•to secure the 2029 Senior Notes or the guarantee;

•to add guarantors with respect to the 2029 Senior Notes; and

•to conform the text of the indenture, the 2029 Senior Notes or the guarantee to any provision of the description thereof set forth under the captions “Description of the Notes” in the prospectus supplement relating to the 2029 Senior Notes and “Description of Debt Securities” in the prospectus accompanying the prospectus supplement relating to the 2029 Senior Notes.

The indenture provides that in determining whether the holders of the requisite principal amount of outstanding 2029 Senior Notes have concurred in any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of 2029 Senior Notes, the indenture provides that 2029 Senior Notes owned by us or the Guarantor or any other obligor upon the 2029 Senior Notes or any affiliate of our company or the Guarantor or any of the other obligors actually known to a responsible officer of the trustee shall be disregarded.

The indenture contains provisions for convening meetings of the holders of 2029 Senior Notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding 2029 Senior Notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each 2029 Senior Note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of at least a majority in principal amount of the outstanding 2029 Senior Notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding 2029 Senior Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding 2029 Senior Notes. Any resolution passed or decision taken at any meeting of holders of 2029 Senior Notes duly held in accordance with the indenture will be binding on all holders of the 2029 Senior Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing at least a majority in principal amount of the outstanding 2029 Senior Notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding 2029 Senior Notes, holders holding or representing the specified percentage in principal amount of the outstanding 2029 Senior Notes will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the 2029 Senior Notes with respect to any action that the indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding 2029 Senior Notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding 2029 Senior Notes.
Discharge, Defeasance and Covenant Defeasance

Legal Defeasance

The indenture provides that we may be discharged from any and all obligations in respect of the 2029 Senior Notes (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and any premium and interest on, the 2029 Senior Notes on the stated maturity of those payments in accordance with the terms of the indenture and the 2029 Senior Notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the 2029 Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the 2029 Senior Notes, upon compliance with certain conditions:

•we may omit to comply with the covenant described under the caption “—Merger, Consolidation or Sale” and certain other covenants set forth in the indenture; and

•any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the 2029 Senior Notes, or covenant defeasance.

The conditions include:

•depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and any premium and interest on, the 2029 Senior Notes on the stated maturity of those payments in accordance with the terms of the indenture and the 2029 Senior Notes; and

•delivering to the trustee an opinion of counsel to the effect that the holders of the 2029 Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to the 2029 Senior Notes and the 2029 Senior Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the 2029 Senior Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the 2029 Senior Notes at the time of the acceleration resulting from the Event of Default. In such a case, we would remain liable for those payments.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the 2029 Senior Notes, as expressly provided for in the indenture) as to all outstanding 2029 Senior Notes when:

•either:

•all the 2029 Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed 2029 Senior Notes which have been replaced or paid) have been delivered to the trustee for cancellation; or

•all 2029 Senior Notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their maturity within one year, have been called for redemption or are to be called for redemption within one year, or are deemed paid and discharged pursuant to the legal defeasance provisions of the indenture, and we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash or noncallable U.S. government obligations in an amount sufficient to pay and discharge the entire indebtedness on such 2029 Senior Notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of 2029 Senior Notes which have become due and payable) or to the maturity date or redemption date, as the case may be;

•we have paid or caused to be paid all other sums payable under the indenture by us; and

•we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Business Day” means any day except a Saturday, Sunday, a day on which banking institutions in the state in which the corporate trust office of the trustee is located or a legal holiday in New York City (or in connection with any payment, the place of payment) on which banking institutions are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following:

•a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the

Exchange Act disclosing, or we otherwise become aware, that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

•the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, cash, securities or other property; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in the immediately preceding bullet or this bullet in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Change of Control pursuant to this bullet.

“Change of Control Repurchase Event” means the occurrence of a Change of Control.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

The Registrar and Paying Agent

We initially designated the trustee as the registrar and paying agent for the 2029 Senior Notes. Payments of interest, premium, if any, and principal will be made, and the 2029 Senior Notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the indenture. For 2029 Senior Notes which we issue in book-entry only form evidenced by a global note, payments will be made to a nominee of the depositary.
No Personal Liability

The indenture provides that no recourse for the payment of the principal of, or premium, if any, or interest on, any of the 2029 Senior Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours or the Guarantor in the indenture, or in any of the 2029 Senior Notes or the guarantee or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of our company or the Guarantor or of any successor person thereto. Each holder, by accepting the 2029 Senior Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2029 Senior Notes and the guarantee.

Notices

Except as otherwise provided in the indenture, notices to holders of the 2029 Senior Notes will be given by mail to the addresses of holders of the 2029 Senior Notes as they appear in the note register or electronically pursuant to the depositary’s procedures; provided that notices given to holders holding 2029 Senior Notes in book-entry form may be given through the facilities of DTC or any successor depositary.

Governing Law

The indenture, the 2029 Senior Notes and the guarantee will be governed by the laws of the State of New York.

Listing

The 2029 Senior Notes are listed on the NYSE under the symbol “AOMN.”

Book Entry, Delivery and Form

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable. We take no responsibility for the accuracy or completeness of this information. In addition, the description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The 2029 Senior Notes are represented by one or more fully registered global notes. Each such global note is deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee).

So long as DTC or its nominee is the registered owner of the global notes representing the 2029 Senior Notes, DTC or such nominee will be considered the sole owner and holder of the 2029 Senior Notes for all purposes of the 2029 Senior Notes and the indenture. Except as provided below, owners of beneficial interests in the 2029 Senior Notes will not be entitled to have the 2029 Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the 2029 Senior Notes in certificated form and will not be considered the owners or holders under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a 2029 Senior Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder.

Unless and until we issue the 2029 Senior Notes in fully certificated, registered form under the limited circumstances described under the heading “—Certificated Notes”:

•owners of beneficial interests in the 2029 Senior Notes will not be entitled to receive a certificate representing their interest in the 2029 Senior Notes;

•all references herein to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•all references herein to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the holder of the 2029 Senior Notes, for distribution to owners of beneficial interests in the 2029 Senior Notes in accordance with DTC procedures.

Book-Entry Only Form

Under the book-entry only form, the paying agent will make all required payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owner. Beneficial owners may experience some delay in receiving payments under this system. Neither we, the trustee, nor any paying agent has any direct responsibility or liability for making any payment to owners of beneficial interests in the 2029 Senior Notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal and interest on the 2029 Senior Notes. Any direct participant or indirect participant with which a beneficial owner has an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the 2029 Senior Notes on its behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the 2029 Senior Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize a beneficial owner as a holder under the indenture, and a beneficial owner can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a 2029 Senior Note if one or more of the direct participants to whom the 2029 Senior Note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the 2029 Senior Notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. A beneficial owner’s ability to pledge 2029 Senior Notes to non-direct participants, and to take other actions, may be limited because it will not possess a physical certificate that represents its 2029 Senior Notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the 2029 Senior Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the 2029 Senior Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

If less than all of the 2029 Senior Notes are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each participant in such 2029 Senior Notes to be redeemed.

A beneficial owner of 2029 Senior Notes shall give notice to elect to have its 2029 Senior Notes repurchased or tendered, through its participant, to the trustee and shall effect delivery of such 2029 Senior Notes by causing the direct participant to transfer the participant’s interest in such 2029 Senior Notes, on DTC’s records, to the trustee. The requirement for physical delivery of 2029 Senior Notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such 2029 Senior Notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of such 2029 Senior Notes to the trustee’s DTC account.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for 2029 Senior Notes in certificated registered form (“certificated notes”) in accordance with the terms of the 2029 Senior Notes, global notes representing the 2029 Senior Notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue certificated notes in exchange for global notes representing the 2029 Senior Notes, only if:

•DTC notifies us in writing that it is unwilling or unable to continue as depositary for the global notes or ceases to be a clearing agency registered under the Exchange Act, and we are unable to locate a qualified successor within 90 days of receiving such notice or becoming aware that DTC has ceased to be so registered, as the case may be;

•an Event of Default has occurred and is continuing under the indenture and a request for such exchange has been made; or

•we, at our option, elect to exchange all or part of a global note for certificated 2029 Senior Notes.

If any of the three above events occurs, DTC is required to notify all direct participants that certificated 2029 Senior Notes are available through DTC. DTC will then surrender the global notes representing the 2029 Senior Notes along with instructions for re-registration. The trustee will re-issue the 2029 Senior Notes in fully certificated registered form and will recognize the holders of the certificated notes as holders under the indenture.

Unless and until we issue certificated 2029 Senior Notes, (1) beneficial owners will not be entitled to receive a certificate representing their interest in the 2029 Senior Notes, (2) all references herein to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants, and (3) all references herein to payments and notices to holders will refer to payments and notices to the depositary, as the holder of the 2029 Senior Notes, for distribution to beneficial owners in accordance with its policies and procedures.

In accordance with the indenture, we will make all payments of principal, premium, if any, and interest with respect to certificated 2029 Senior Notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address or against presentation and surrender at maturity or earlier redemption.